Exhibit 99

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 222-9013
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-6144

Tandy Brands Announces Agreement to Acquire Superior
Merchandise Company, Inc.

Acquisition Will Increase Position in Gift Accessory Category

ARLINGTON, Texas—June 3, 2004 –Tandy Brands Accessories, Inc. (NASDAQ: TBAC) today announced a definitive agreement to purchase all of the equity interest in Superior Merchandise Company, Inc. for approximately $10 million in cash. In addition, all outstanding debt of Superior Merchandise will be retired at closing. The acquisition, which is expected to close July 1, 2004, will be immediately accretive to earnings and cash flow.

Based in New Orleans, Superior Merchandise, which also operates under the name ETON®, is a privately held men’s and women’s gift accessory company. Run by the Philipson family for four generations, it enjoys an excellent reputation for product innovation and customer service. For the year ended June 30, 2003, Superior Merchandise reported total sales of $11.8 million under both the ETON® and licensed totes® brands.

J.S.B. Jenkins, President and Chief Executive Officer of Tandy Brands, stated, “We are very pleased with this acquisition and expect it to result in expanded opportunities for both ETON and Tandy Brands. The addition of totes and ETON to our brand portfolio will give Tandy Brands a dominant position in the gift accessories marketplace and provides us with an additional product category within our core accessories business.”

Alan Philipson, the owner of Superior Merchandise Company Inc., will continue with Tandy Brands as President of its ETON division.

“Alan has been in the gift accessory business for over forty years,” stated Mr. Jenkins. “We value his experience, relationships and vision within the gift accessory industry. We believe his expertise and strong customer relationships will expand our customer penetration within other Tandy Brands product categories.”

Mr. Jenkins concluded, “This acquisition will add to our solid portfolio of brands and reaffirms our commitment to increased value for our shareholders.”

About Tandy Brands Accessories, Inc.

Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, cold weather accessories, scarves and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.